SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 1, 2018

KONA GRILL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34082	20-0216690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15059 N. Scottsdale Road, Suite 300 Scottsdale, Arizona 85254
(Address of principal executive offices) (Zip Code)

(480) 922-8100
(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Amendment to 2012 Stock Award Plan.

On March 1, 2018, the Company’s Board of Directors approved amendments to the Kona Grill, Inc. 2012 Stock Award Plan (the “2012 Plan”), subject to approval by the Company’s stockholders, to increase the maximum number of shares of common stock available for issuance in connection with awards under the 2012 Plan by 1,500,000 shares and to impose a limitation on the aggregate grant date fair value of all awards granted to any participant who is a non-employee director. The full text of the Amended and Restated 2012 Stock Award Plan is attached hereto as Exhibit 10.1. The amendment will be effective upon approval by our stockholders of the amendment to the 2012 Plan.

Berke Bakay Employment Agreement.

On March 1, 2018, we entered into an Employment Agreement with Berke Bakay, as President and Chief Executive Officer of the Company, a position he has held since January 30, 2012. Mr. Bakay’s previous employment agreement with us expired by its terms after three years in February 2018. The terms of Mr. Bakay’s Employment Agreement include the following:

Term: Unless earlier terminated as provided therein, the term of the Employment Agreement is two years.

Annualized Base Salary: The annualized base salary is $475,000 which may be increased annually by the Board in its sole discretion.

Bonus Incentives: Mr. Bakay will also be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company and any additional bonuses as determined by the Board in its sole discretion.

Long-Term Incentive Grants of Stock Options: Pursuant to a plan determined annually by the Board and issued pursuant to a stock option agreement, Mr. Bakay will be granted long-term incentive grants of stock options, which vest 25% each year over a four-year period beginning on the first anniversary date of the date of grant.

The stock option agreement provides for a “cashless exercise” provision. Vested stock options may be exercised by Mr. Bakay during the term of the Employment Agreement and for three months thereafter except as provided therein for situations relating to termination for cause (option terminates), death or disability (vested portion continues to be exercisable for 12 months).

Mr. Bakay’s stock options fully vest in the event of a termination without cause or with “Good Reason” as described below.  Finally, in the event of a “Change in Control” event (as defined below), all of Mr. Bakay’s unvested stock options will immediately vest and be immediately exercisable. A “Change in Control” includes (a) merger or sale of substantially all of the assets of the Company and (b) certain transactions where a person or group of persons become the owners of 30% or more of the total combined voting power of the Company’s securities.

Severance Eligibility:  If the Company terminates Mr. Bakay’s employment without cause or if Mr. Bakay terminates his employment for “Good Reason,” he shall be entitled to  (a) any base salary earned but unpaid as of the date of termination and any other payments pursuant to other benefit plans, including without limitation medical  and dental benefits and unused vacation; (b) six months of base salary and a pro-rata portion of any incentive bonus payable for that year (subject to certain conditions such as entering into a general release with the Company); and (c) unvested stock options scheduled to vest over a 12 month period following termination shall be vested and remain exercisable except if any such termination occurs during the first 12 month period of the Employment Agreement, unvested stock options scheduled to vest over a 24 month period following termination shall be vested and remain exercisable.

 “Good Reason”  includes (a) any material reduction in the amount or type of compensation paid to Mr. Bakay or material reduction in benefits inconsistent with benefit reductions taken by other members of the Company’s senior management; (b) the Board of Directors requesting Mr. Bakay to engage in actions that would constitute illegal or unethical acts; (c) the Board of Directors requiring Mr. Bakay to be based in any office or location other than facilities within 50 miles of Phoenix, Arizona; or (d) any material breach of any contract entered into between Mr. Bakay and the Company or an affiliate of the Company, including the Employment Agreement, which is not remedied by the Company within 30 days after receipt of notice of breach.

The Employment Agreement effective March 1, 2018 by and between the company and Mr. Bakay is attached hereto as Exhibit 10.2.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 1, 2018, the Company’s Board approved the Second Amended and Restated Bylaws of the Company to provide that for most matters requiring stockholder approval, the requisite requirement is a majority of shares present and entitled to vote and to make other changes as required to update the Company’s Bylaws. The Second Amendment and Restated Bylaws are attached hereto as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description/Exhibit

3.1	Second Amended and Restated Bylaws of Kona Grill, Inc., dated as of March 1, 2018

10.1	Amended and Restated 2012 Stock Award Plan, dated as of March 1, 2018

10.2	Employment Agreement effective March 1, 2018 by and between Kona Grill, Inc. and Berke Bakay

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2018	KONA GRILL, INC.

	By:	/s/ Christi Hing
Christi Hing
Chief Financial Officer